Exhibit 10.38

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (hereinafter, the “Agreement”) is made this 10th day of October, 1997, by and between Cardiovascular Diagnostics, Inc. a North Carolina corporation (“CVDI”), and John P. Funkhouser (“Funkhouser”).

WHEREAS, Funkhouser is currently employed by CVDI as its President and Chief Executive Officer; and

WHEREAS, the Board of Directors of CVDI (the “Board”) has evaluated the economic and social impact that certain acquisitions or change of control events could have on its employees, including Funkhouser, and recognizes that it will no longer have the power to protect the interests of Funkhouser after an acquisition or other change of control;

WHEREAS, the Board believes that it is in CVDI’s interest to provide Funkhouser with certain rights to compensation and assurance of economic security in certain circumstances following an acquisition or other change of control in order to aid CVDI in retaining Funkhouser as an employee of CVDI; and

WHEREAS, the Board believes that granting of such rights to Funkhouser will help ensure organizational stability during any period of significant uncertainty inherent to an acquisition or other change of control;

NOW, THEREFORE, in consideration of the foregoing premises, and the promises, covenants and considerations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

(a) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Change of Control” of CVDI means and includes each and all of the following occurrences:

(i) the shareholders of CVDI approve a reorganization, merger or consolidation of CVDI with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of CVDI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of CVDI or such surviving entity outstanding immediately after such reorganization, merger or consolidation, or the shareholders of CVDI approve a plan of complete liquidation of CVDI or an agreement for the sale or disposition by CVDI of all or substantially all CVDI’s assets; or

(ii) the acquisition by any Person as Beneficial Owner, directly or indirectly, of securities of CVDI representing fifty percent (50%) or more of either (A) the then outstanding shares of common stock of CVDI, or (B) the total voting power represented by CVDI’s then outstanding voting securities.

(c) “Change of Control Date” means, for purposes of this Agreement, the date as of which a Change of Control shall have occurred.

(d) “Compensation” of Funkhouser shall mean and include all wages, salary, bonuses and incentive compensation, paid by CVDI as consideration for Funkhouser’s service that was includable in the gross income of Funkhouser for federal income tax purposes, together with all fringe benefits provided by CVDI to Funkhouser during the twelve (12) calendar months coinciding with or immediately preceding the year in which the Severance Payment becomes payable.

ARTICLE II

SEVERANCE PAYMENT

2.1 Severance Payment. If Funkhouser is employed by CVDI as of a Change of Control Date and within two (2) years thereafter he resigns or his employment is terminated by CVDI, regardless of the manner or cause of such termination, Funkhouser shall be entitled to receive from CVDI or its successor a lump sum cash payment in an amount equal to Funkhouser’s Compensation for two (2) years (the “Severance Payment”). Except as otherwise provided herein, Funkhouser shall not be entitled to receive the Severance Payment if Funkhouser’s employment with CVDI terminates prior to a Change of Control Date.

2.2 Mitigation. Funkhouser shall not be required to mitigate damages or the amount of the Severance Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by Funkhouser as a result of employment after his termination of employment with CVDI.

2.3 Time of Severance Payment. The Severance Payment to which Funkhouser is entitled shall be paid by CVDI to Funkhouser, in cash and in full, not later than thirty (30)

calendar days after Funkhouser’s resignation or termination. If Funkhouser should die before all amounts payable to him have been paid, such unpaid amounts shall be paid to Funkhouser’s spouse, if living, otherwise to the personal representative of Funkhouser’s estate.

2.4 Other Benefits. Neither the provisions of this Agreement nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish Funkhouser’s rights as an employee of CVDI, whether existing now or hereafter, under any benefit, incentive, retirement or other plan or arrangement, or any employment agreement.

ARTICLE III

TERM

This Agreement shall continue in full force and effect for so long as Funkhouser remains an employee of CVDI or any successor, and, in the event of a termination of Funkhouser’s employment triggering a Severance Payment, shall not terminate or expire until Funkhouser has received all payments to which he is entitled hereunder in full.

ARTICLE IV

LEGAL FEES AND EXPENSES

CVDI shall pay all reasonable legal fees, costs or litigation, and other expenses incurred in good faith by Funkhouser as a result of CVDI’s refusal to make the Severance Payment to which Funkhouser becomes entitled under this Agreement, or as a result of CVDI’s contesting the validity, enforceability or interpretation of the Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be altered or amended in any respect or to any extent whatsoever except by agreement in writing executed by each of the parties hereto.

5.2 Binding Effect. This Agreement shall inure to the benefit of and be binding upon CVDI, its successors and assigns, and Funkhouser, his heirs, executors, administrators and legal representatives. CVDI shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CVDI to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CVDI would be required to perform it if no such succession had taken place. As used in this Agreement, “CVDI” shall mean CVDI as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

5.3 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of North Carolina shall be this controlling law in all matters relating to the Agreement.

5.4 Severability. If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Agreement and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Change of Control Agreement and set their hands and seals hereto as of the date first above written.

CARDIOVASCULAR DIAGNOSTICS, INC.

(Corporate Seal)	By:	/s/ DENNIS DOUGHERTY
	Name:	Dennis Dougherty
	Title:	Compensation Committee Board of Directors

	/s/ JOHN P. FUNKHOUSER	(SEAL)
John P. Funkhouser

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